PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of July, 2011 (the “Signing Date”) by and among (i) Ruby Creek Resources, Inc., a Nevada corporation, with an address at 750 Third Avenue, 11th Floor, New York, New York, 10017 (hereinafter referred to as the “Buyer” which where the context so requires includes its agents, assigns and successors in title), (ii) Gold Standard Ltd., a Cayman Islands exempted company with Liability Limited by Shares with a registered office situated at the offices of Maples Corporate Services Limited  at P.O Box 309, Ugland House  Grand Cayman KY1-1104, Cayman Islands (hereinafter referred to as “GS” which where the context so requires includes its agents, assigns and successors in title), (iii) Gold Standard Tanzania Ltd., a private limited liability Tanzanian Company with address at P.O. Box 33444, Dar es Salaam, Tanzania (hereinafter referred to as “GST” which where the context so requires includes its agents, assigns and successors in title) and (iv) Robert J. Moriarty, a natural person (hereinafter referred to as “Moriarty” which where the context so requires include his agents, assigns and successors in title).  GS, GST are referenced herein and are together referred to as “Sellers or Company.”

WITNESSETH:

WHEREAS, GS and Maita entered into the Joint Venture Agreements (as defined below); and

WHEREAS, GS and GST commissioned and completed the Environmental Impact Assessment (as defined below); and

WHEREAS, GST holds the Mining License; and

WHEREAS, GS and GST have conducted mining operations on the Properties pursuant to the Mining License and Prospecting Licenses, set up the Camp and have purchased and used the Mining Equipment; and

WHEREAS, GS and/or GST owe to Maita the Malta Obligations; and

WHEREAS, Moriarty is the President of GS and GST; and

WHEREAS, Buyer wishes to purchase and take assignment of and Sellers wish to sell, transfer and assign to Buyer, all of their right, title and interest to the Shares and Prospecting Licenses, Mining Licenses, Joint Venture Interests, Environmental Impact Assessment, Mining Equipment and the Camp;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and conditions hereinafter set forth, the parties do hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Defined Terms.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Acquired Assets” means the Prospecting Licenses, Mining Licenses, Joint Venture Interests, Environmental Impact Assessment, Mining Equipment and the Camp.

“Action” means any suit, action, judicial or administrative action or proceeding.

“Affiliate” shall mean (x) any Person directly or indirectly controlling, controlled by, or under common control with another Person, (y) any director, officer, manager, partner, Employee, shareholder or member of a Person, or (z) any father, mother, brother, sister or descendant of a natural person or any spouse thereof.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract, or otherwise.

“Business Day” shall mean any day other than a Saturday, Sunday and all legal public holidays in the United States specified in 5 U.S.C. § 6103(a), as amended from time to time.

“Claims” means all actions, suits, proceedings, investigations, claims or grievances.

“Camp” means the mining camp established on the Properties by GS and GST, and all items, materials and equipment contained therein, as described in Schedule 5.

“Environmental Impact Assessment” means the environmental impact assessment annexed hereto as Schedule 3 relating to the Properties.

“Governmental Authority” shall mean any governmental regulatory or administrative body, department, commission, board, bureau, agency or instrumentality, any court or judicial authority or any public, private or industry regulatory authority.

“Indemnified Party” shall mean (i) with respect to Losses described in Section 8.1, Buyer, and (ii) with respect to Losses described in Section 8.2, Company.

“Indemnifying Party” shall mean (i) with respect to Losses described in Section 8.1, Company, and (ii) with respect to Losses described in Section 8.2, Buyer.

“Indebtedness” means all indebtedness of GST for borrowed money, whether current or funded, or secured or unsecured and all amounts owed by GST to any Person.

 “Joint Venture Agreements” means the joint venture agreements annexed hereto as Schedules 1 and 2, by and between GS and Maita, dated August 14, 2009 (the “First Joint Venture”) and by and between GST and Maita dated August 10, 2010 (the “Second Joint Venture”) relating to the Properties.

“Joint Venture Interests” means all right, title and interest in and to any interest in Joint Venture Agreements owned by GS or GST.

“Knowledge” shall mean, with respect to Company, any fact, circumstance, event or other matter that (i) any of the officers or members of Company actually knows (hereinafter referred to as “Actual Knowledge”), or (ii) any of the foregoing parties should reasonably know in the normal discharge of his or her assigned duties and responsibilities.

“Laws” shall mean any law, statute, ordinance, rule, regulation, order, decree or mandatory guideline of any Governmental Authority, as the same may be amended or revised from time to time.

“Liens” means all liens, mortgages, pledges, security interests, charges, Claims, options, grant-backs, judgments, court orders or other encumbrances.

“Losses” means all damages, losses, obligations, liabilities, Claims, deficiencies, costs, Taxes, penalties, fines, interest, monetary sanctions and expenses incurred by an Indemnified Party, including, without limitation, reasonable attorneys’ fees and costs incurred to comply with injunctions and other court and agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce an Indemnified Party’s right to indemnification hereunder.

“Maita” means Mr. Mkuvia Maita, a natural person and citizen of the United Republic of Tanzania.

“Malta Obligations” means the obligations owed by GS and/or GST to Maita as detailed on Schedule 6.

“Material Adverse Effect” means any change or effect which, individually or in the aggregate with all other such changes and effects, is materially adverse to the Business or to the condition (financial or otherwise), assets, operations, financial condition, results of operations or prospects of Company, taken as a whole, or that would materially and adversely effect the ability of Company to perform its obligations hereunder or that would prevent or delay the consummation of the transactions contemplated hereunder.

“Mining Equipment” means all mining equipment, parts, tools and materials owned and/or in the possession of GS and/or GST, including, but not limited to those listed and detailed on Schedule 7.

“Mining License” means the mining license annexed hereto as Schedule 4 dated September 16, 2010.

“Permits” means any licenses, certificates, approvals, permits and other authorizations issued or to be issued by any Governmental Authority.

“Person” means any corporation, partnership, association, trust, limited liability company, joint venture, Governmental Authority or natural person.

“Properties” means the property described in the Annextures to the Joint Venture Agreements and covered by the Prospecting Licenses No. PLR. 6011/2009 covering the area of 49.75 square kilometers and Prospecting License No. PLR. 6310/2010 covering the area of 89.06 square kilometers, both located in Liwale District, Lindi Region in the United Republic of Tanzania.

“Prospecting Licenses” means Prospecting License No. PLR. 6011/2009 covering the area of 49.75 square kilometers and Prospecting License No. PLR. 6310/2010 covering the area of 89.06 square kilometers, both located in Liwale District, Lindi Region in the United Republic of Tanzania.

“Representatives” of a Person means their directors, officers, managers, partners, shareholders, members, employees, consultants, contractors, representatives, agents, accountants, bankers, attorneys and other advisors.

“Shares” means 95% of all equity interests of GST.

“Subsidiary” or “Subsidiaries” of any Person means any other Person of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by such first Person.

“Tax” or “Taxes” means any federal, foreign, state, county, and local income, gross receipts, excise, import, property, franchise, ad valorem, license, value added, sales or use tax or other withholding, social benefit, unemployment compensation or other employment-related tax, or any other tax, together with all deficiencies, penalties, additions, interest, assessments, and other governmental charges with respect thereto.

“Transaction Documents” means this Agreement (including the Schedules hereto), the Disclosure Memorandum, the Bill of Sale, the Restrictive Covenant Agreements, and all other documents, instruments and certificates contemplated by Article VI.

ARTICLE II
PURCHASE AND SALE

2.1           Purchase of Mining Equipment, Assets and Interests.  Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 6.1), GS and GST shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Company the Shares and the Acquired Assets, free and clear of all Liens, including, but not limited to:

(a)           All books and records related to the Acquired Assets; and

(b)          All transferable warranties or similar rights in favor of GS or GST relating to the Acquired Assets.

2.2           No Assumption of Liabilities.  The Parties hereby agree that Buyer shall not assume, become liable for or inherit any liability relating to the Acquired Assets or Shares other than the Maita Obligations and as may specifically be set forth herein.

2.3           Purchase Price and Allocation.

(a)           Amount of Purchase Price. In full and complete consideration for the acquisition of the Shares and Acquired Assets, in addition to the Prior Payments (as defined in Section 2.3(b) below) at the Closing Buyer shall (i) pay to GS or its assignee the sum of Nine Hundred Thousand United States dollars ($900,000), as may be adjusted by any additional deposits made by Buyer after the date of execution of this Agreement, and before Closing, as well as any advances made by Buyer since January 1, 2011 (the “Closing Cash Amount”), (ii) issue a United States Dollars One Million (US$1,000,000) convertible promissory note in the form annexed hereto as Schedule 8 in the name of GS or its assignee (the “Mining Equipment Note”) and (iii) issue a United States Dollars One Million (US$1,000,000) convertible promissory note in the form annexed hereto as Schedule 9 in the name of GS or its assignee (the “Shares Note”).

(b)           Acknowledgement of Prior Payments.  Sellers hereby acknowledge the prior receipt from Buyer of One Hundred Thousand United States Dollars ($100,000), $50,000 of which was paid to Sellers as payment for the purchase of the Mining Equipment and $50,000 of which was paid to Sellers as payment with respect to the Shares (collectively the “Prior Payments”).

(c)           Payment of Closing Cash Amount.  On the Closing Date, the Closing Cash Amount shall be payable in such amounts and to such bank accounts as may be directed in writing by GS at least three (3) Business Days prior to the Closing in immediately available funds.

2.4           Allocation of Consideration Among Acquired Assets and Shares.  The purchase price paid hereunder shall be allocated as follows:

(a)           $450,000 of the Closing Cash Amount, $50,000 previously paid and the Mining Equipment Note shall be allocated to payment for the Mining Equipment; and

(b)           $450,000 of the Closing Cash Amount, $50,000 previously paid,  the Shares Note and the Maita Obligations shall be allocated to payment for the Shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
SELLERS

Each of the Sellers, and Moriarty hereby agree that each of the representations, warranties and statements in the following paragraphs of this Article III is true and correct as of the date of this Agreement and as of the Closing Date:

3.1           Existence and Good Standing.

(a)          GST is a corporation duly organized, validly existing and in good standing under the laws of the United Republic of Tanzania and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently contemplated to be conducted.

(b)          GST is qualified or licensed as a foreign corporation in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

(c)          GST has no Subsidiaries or otherwise owns any interest in any other Person.

3.2           Authorization.  Sellers have full power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby to which it is or will be a party.  The execution and delivery of this Agreement and such other agreements and documents by Sellers and the consummation by them of the transactions contemplated hereby has been duly authorized by Sellers, and no other action on the part of Sellers is necessary to authorize the transactions contemplated hereby.  This Agreement, when duly executed and delivered by Sellers, will constitute the valid and binding obligation of Sellers, enforceable in accordance with its terms.

3.3           No Violation.  The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by Sellers and the consummation of the transactions contemplated hereby will not (i) violate any provision of the charter, bylaws or other governing documents of Sellers, (ii) violate any Laws by which Sellers or any of their properties or assets are bound, or (iii) result in a violation or breach of, or constitute a default under, or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any Person with respect to the Joint Venture Agreements.

3.4           Consents; Shareholder Approvals.  No consent from any Governmental Authority is necessary for the transfer of the Shares.  No consent from Maita is necessary for the transfer of the Shares pursuant to the terms of the Joint Venture Agreements or under applicable Laws.

3.5           Consent to Transfer of the First Joint Venture.  GS and GST have obtained all consents required for the transfer of GS’s interest in the First Joint Venture to GST and no Person has or can have any claim as to the validity of such transfer.

3.6           Transfer of the First Joint Venture.  All necessary steps have been taken under applicable Law such that GS’s interest in the First Joint Venture has been transferred to GST.

3.7           Shares.  All of the Shares are owned by GS and are free of all Liens and may be conveyed to Buyer without any consents or approvals from any Person or Governmental Authority.

3.8           Tax Matters.  All Taxes relating to the Shares and Acquired Assets have been paid in full and there are no Tax Liens as of the date hereof upon any of the Acquired Assets or the Shares.

3.9           Licenses.  Each of the Mining and Prospecting Licenses are valid and in good standing and provide the rights which are stated therein and in accordance with applicable Laws.

3.10           Litigation.  There is no current litigation with respect to the Acquired Assets, Shares or the transfer of the First Joint Venture to GST, pending or threatened.

3.11           Joint Venture Agreements.  Each of the Joint Venture Agreements remains a valid and enforceable agreement under applicable Laws and there is no existing breach by any of the parties thereto nor any fact existing which gives rise to a right of any party to terminate either of the Joint Venture Agreements prior to the end of their respective terms.  Each of the Joint Venture Agreements has been registered with the Ministry of Energy and Minerals of Tanzania.  Schedule 11 lists each of the officers, directors and employees appointed or serving pursuant to each Joint Venture Agreement.

3.12           Indebtedness.   Schedule 12 lists all Indebtedness of GST.

3.13           No Insolvency or Bankruptcy.  No Seller has filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against GS or GST.

3.14           Broker Fees.  No agent, advisor, broker or other Person acting on behalf of Sellers or any of their Affiliates is, or will be, entitled to any commission or broker’s, advisor’s or finder’s fees from Buyer, or from any of its Affiliates, in connection with any of the transactions contemplated hereby.

3.15           Disclosure.  To the Knowledge of Sellers, there is no fact (excluding facts with respect to general business, economic or political conditions and facts that are publicly known) which materially and adversely affects the Shares or Acquired Assets, that has not been set forth or disclosed in this Agreement (including the Schedules).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

 Buyer represents and warrants to Company as follows:

4.1           Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

4.2           Authorization.

(a)            Buyer has full power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby.  The execution and delivery of this Agreement and such other agreements and documents by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer and no other action on the part of Buyer is necessary to authorize the transactions contemplated hereby.

(b)           This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought.

4.3           No Violation.  The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby will not (i) violate any provision of the certificate of incorporation or bylaws of Buyer, or (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer or its properties or assets are bound.

4.4           Consents.  No consent, approval or other authorization of any Governmental Authority or third party is required as a result of or in connection with the execution and delivery of this Agreement.

4.5           Broker Fees.  No agent, advisor, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker’s, advisor’s or finder’s fees from any of the parties hereto, or from any of their respective Affiliates in connection with any of the transactions contemplated hereby.

ARTICLE V
CLOSING

5.1           Closing.  Unless this Agreement is first terminated as provided in Section 6.1 hereof, and subject to the satisfaction or waiver of all conditions to the consummation of the transactions contemplated hereby, the closing of the transactions contemplated hereby (the “Closing”) shall take place: (i) at 900 Third Avenue, New York, NY on July 29, 2011; or (ii) at such other place, time and date as Buyer and Sellers may mutually agree in writing (the “Closing Date”).

5.2           Conditions to Buyer’s Obligations.  The obligation of Buyer to effect the Closing shall be subject to the satisfaction of each of the following conditions at or prior to the Closing (any of which may be waived by Buyer, in whole or in part):

(a)           Definitive Agreement.  This Agreement shall have been executed by Sellers and delivered to Buyer.

(b)           Representations, Warranties and Compliance with Covenants.  Each representation and warranty of Company contained in this Agreement shall be true and correct in all respects (in the case of any representations or warranties containing any materiality or Material Adverse Effect qualifiers) or in all material respects (in the case of any representations or warranties without any materiality or Material Adverse Effect qualifiers) on and as of the date of this Agreement and on and as of the Closing Date, with the same effect as though such representation and warranty had been made on and as of the Closing Date.  Each of the covenants and agreements herein on the part of Sellers to be complied with or performed on or before the Closing Date shall have been complied with and performed.  Buyer shall have received a certificate, dated the Closing Date, of Company to the foregoing effect.

(c)           Absence of Litigation.  No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted (i) in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof, or (ii) which could reasonably be expected to have, if adversely determined, a Material Adverse Effect.

(d)           Consents and Approvals.  Sellers shall have obtained and delivered to Buyer copies of all consents, approvals or Permits required to be obtained for the consummation of this Agreement and no such consents or consents, approvals or Permits shall have been withdrawn or suspended.

(e)           Bill of Sale and Assignments.  Company shall have executed and delivered to Buyer: (i) a bill of sale, assignment and assumption agreement in substantially the form and substance of Schedule 10 attached hereto (the “Bill of Sale”), and (ii) such  assignments and other instruments of conveyance with respect to the Acquired Assets and Shares as Buyer reasonably requests.

(f)          No Material Adverse Effect.  There shall not have been (i) any change resulting in a Material Adverse Effect, or (ii) any damage, destruction or loss affecting the Acquired Assets, whether or not covered by insurance, which could reasonably be expected to result in a Material Adverse Effect.

(g)           Transfer of the First Joint Venture.  All steps shall have been completed by Sellers to transfer the interest in the First Joint Venture owned by GS to GST.

5.3           Conditions to Obligations of Sellers.  The obligation of Company to effect the Closing shall be subject to the satisfaction of each of the following conditions at or prior to the Closing (any of which may be waived by Company, in whole or in part):

(a)           Definitive Agreement.  This Agreement shall have been executed by Buyer and delivered to Company.

(b)           Accuracy of Representations and Warranties and Compliance with Covenants.  Each representation and warranty of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representations or warranties containing any materiality or Material Adverse Effect qualifiers) or in all material respects (in the case of any representations or warranties without any materiality or Material Adverse Effect qualifiers) on and as of the date of this Agreement and on and as of the Closing Date, with the same effect as though such representation and warranty had been made on and as of the Closing Date.  Each of the covenants and agreements herein on the part of Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

(c)           Absence of Litigation.  No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof.

(d)           Purchase Price.  Buyer shall have delivered the Closing Cash Amount and the Mining Equipment and Shares Notes to GS.

ARTICLE VI
TERMINATION PRIOR TO CLOSING

6.1           Right of Termination.  This Agreement may be terminated and abandoned at any time prior to the Closing:

(a)           by the written mutual consent of Buyer and Sellers;

(b)           by Buyer, upon written notice to Company, if any of the conditions set forth in Section 5 shall not have been fulfilled in all material respects at the time at which the Closing would otherwise occur or if satisfaction of such a condition is or becomes impossible;

(c)           by Sellers, upon written notice to Buyer, if any of the conditions set forth in Section 5 shall not have been fulfilled in all material respects at the time at which the Closing would otherwise occur or if satisfaction of such a condition is or becomes impossible;

6.2           Effect of Termination.  In the event of a termination of this Agreement, all further obligations of the parties under this Agreement shall terminate, no party shall have any right under this Agreement against any other party, all deposits paid by Buyer shall be returned and each party shall bear its own costs and expenses.

ARTICLE VII
INDEMNIFICATION AND OFFSET

7.1           Obligation of Company to Indemnify Buyer.  GS hereby agrees to indemnify and hold harmless Buyer and its Representatives from, against and in respect of any and all Losses suffered, sustained, incurred or required to be paid by any of them by reason of:

(a)           any representation or warranty made by Sellers in or pursuant to this Agreement or any of the other Transaction Documents being untrue or incorrect in any respect;

(b)           any failure by Sellers to observe or perform any covenants and agreements set forth in this Agreement or any other agreement or document executed by them in connection with the transactions contemplated hereby;

(c)           any liability of Sellers to the extent it is not expressly assumed hereunder, arising from the operation of the business of GST or one of the Joint Ventures prior to the Closing;

(d)           any Taxes of one of the Joint Ventures or GST for all periods prior to the Closing Date, and any Tax liability of Sellers or their shareholders arising in connection with the transactions contemplated hereby;

(e)           any failure of Sellers to have good, verified marketable title to the Acquired Assets free and clear of all Liens; or

(f)           any challenge to the transaction by any shareholder of Sellers.

7.2           Obligation of Buyer to Indemnify Sellers.   Buyer agrees to indemnify and hold harmless Company and its Representatives from, against, for and in respect of any all Losses suffered, sustained, incurred or required to be paid by any of them by reason of:

(a)           any representation or warranty made by Buyer in or pursuant to this Agreement being untrue or incorrect in any respect; or

(b)           any failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby.

7.3           Claim Notice.

(a)           A party will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless (i) a written notice (the “Claim Notice”) setting forth in reasonable detail the specific nature of the Losses and the estimated amount of such Losses  (the “Claimed Amount”) has been given to the Indemnifying Party (as defined below) and, (ii) in addition, if such matter arises out of a third party suit, action, investigation, proceeding or claim, such Claim Notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding.  Notwithstanding the preceding sentence, failure of the Indemnified Party to give a Claim Notice hereunder shall not release the Indemnifying Party from its obligations under this Article VIII, except to the extent the Indemnifying Party is materially prejudiced by such failure to give such Claim Notice.

(b)           With respect to Losses described in Section 7.1, GS shall be the “Indemnifying Party” and Buyer and its Representatives shall be the “Indemnified Parties”. With respect to Losses described in Section 7.2, Buyer shall be the “Indemnifying Party” and GS and its Representatives shall be the “Indemnified Party”.

7.4           Defense of Third Party Claims.

(a)           Upon receipt of Claim Notice of any third party suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must reasonably cooperate in any such defense or other action.  The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter.

(b)           In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof; provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject within thirty (30) days of receipt of such notice.  Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise.  Consent of the Indemnifying Party to such proposed settlement or compromise may not be unreasonably withheld, delayed or conditioned. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor unless consent of the Indemnifying Party to such proposed settlement or compromise was unreasonably withheld, delayed or conditioned.

(c)           If the Indemnifying Party undertakes the defense of such matters then the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

(d)          Buyer, Sellers and each of their successors and assigns shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party, shall keep each other informed of all settlement negotiations with third parties and the progress of any litigation and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim.

7.5            Survival.  Notwithstanding anything to the contrary in this Agreement, the representations and warranties of each of the parties set forth in this Agreement shall survive the Closing.

7.6           Offset.

(a)           Notwithstanding anything to the contrary contained herein, in the event that Buyer sustains any Losses for which it may be indemnified hereunder, Buyer may, at its option, offset the amount of such losses against the remaining principal and interest due under the Mining Equipment Note and/or the Shares Note, as set forth herein.  All Losses shall be offset first against the Mining Equipment Note and then against the Shares Note.  All offsets shall be first against any remaining principal and then, if there is no remaining principal amount, against interest accrued and payable.

(b)           Offset Procedure.  For any offset against the Mining Equipment Note or Shares Note, Buyer shall provide written notice to GS and the then-holder of each note being offset (an “Offset Notice”) and such offset shall take effect on the date of receipt of the Offset Notice pursuant to the terms of Section 9.1 below.

ARTICLE VIII
OTHER COVENANTS

Cooperation.  Sellers and Moriarty shall make commercially reasonable efforts to respond to requests by Buyer for information regarding the Shares and Acquired Assets for a period of twenty-four (24) months following the Closing.

ARTICLE IX
MISCELLANEOUS

9.1           Notices.

(a)           Any notice, consent, request or other communication required or provided for by this Agreement shall be in writing and shall be deemed to have been duly and properly given or served for any purpose only if (i) delivered personally (with written confirmation of receipt), (ii) sent by telecopier (with written confirmation of receipt), (iii) sent by registered or certified mail, return receipt requested, or (iv) sent by an internationally recognized courier service, postage and charges prepaid, in each case to the appropriate addresses and telecopier numbers set forth below:

If to Buyer:	Ruby Creek Resources, Inc.
750 Third Avenue, 11th Floor
New York, New York, 10017
Attn:   Robert Slavik, CEO
Email: RSlavik@rubycreekresources.com
Facsimile: +1.877.819.8858

With a copy to:	Guzov Ofsink, LLC 600 Madison Avenue, 14th Floor New York, New York 10022 Attn: Darren L. Ofsink, Esq. Facsimile: (212) 688-7273

If to Sellers to:	Gold Standard, Ltd. [address] Attn: Mr. Robert Moriarty Facsimile:

With a copy to:	Maples and Calder P.O. Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands Attn: Simon Firth c/o Gold Standard, Ltd. Facsimile: (345) 949-8080

A party may change his or her address for the purpose of this Section 9.1 by written notice to the other parties in the manner provided for above.

(b)           All such notices, requests, consents and other communications shall be deemed to have been given (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of mailing by an internationally recognized express courier service, if sent by next day delivery providing receipt of delivery, on the second Business Day following the date of such mailing, (iii) in the case of registered or certified mailing, postage and charges prepaid, return receipt requested, on the third Business Day following the date of such mailing and (iv) in the case of telecopy, when received.

9.2           Entire Agreement.  This Agreement together with the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

9.3           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto.

9.4           Headings.  The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

9.5           Modification and Waiver.  Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by all parties hereto.  No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

9.6           Schedules, Etc.  All Exhibits and Schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein, and all references to this Agreement herein or in any such Exhibits or Schedules shall refer to and include all such Exhibits and Schedules.

9.7           Governing Law.  This Agreement shall be construed, enforced, and governed by the internal laws of the State of New York, without regard to its conflicts of laws principles.

9.8           Consent to Jurisdiction. Each party to this Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought in the federal courts located in the State of New York, and, by execution and delivery of this Agreement, each party to this Agreement hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof.  .

9.9           Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10           Responsibility for Taxes.  Each party shall be responsible for any Taxes that such party may incur pursuant to the transactions contemplated hereby and specifically Company shall be responsible for and pay all sales, use and other transfer Taxes resulting from the transactions contemplated hereunder.

9.11           Fees and Expenses.  Each party shall pay all of its own fees and expenses incurred by it in connection with the transactions contemplated hereby.

9.12           Third Party Beneficiaries.  Except as otherwise specifically provided in Article VII, no Person shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

9.13           Further Assurances. From time to time after the Closing, at the request of any other party but at the expense of the requesting party, the parties hereto shall execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

9.14           Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, including by means of facsimile, electronic mail or similar means, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

9.15           Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES TO THIS AGREEMENT IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Asset Purchase Agreement as of the date first above written.

BUYER:

RUBY CREEK RESOURCES, INC.

By:
Name: Robert Slavik
Title: President & CEO

SELLERS:

GOLD STANDARD, LTD.

By:
Name:
Title:

GOLD STANDARD TANZANIA LTD.

By:
Name:
Title:

Robert Moriarty As to Articles III and VIII only

List of Schedules

Schedule 1-	Joint venture agreement by and among GS, GST and Maita, dated August 14, 2009 “First Joint Venture”

Schedule 2-	Joint venture agreement by and among GS, GST and Maita, dated August 10, 2010 (the “Second Joint Venture”)

Schedule 3-	Environmental Impact Assessment

Schedule 4-	Mining License dated September 16, 2010

Schedule 5-	All items, materials and equipment contained in the Mining camp established on the Properties by GS and GST

Schedule 6-	Obligations owed by GS and/or GST to Maita

Schedule 7-	All mining equipment, parts, tools and materials owned and/or in the possession of GST

Schedule 8-	Form of a US$1,000,000 convertible promissory note (the “Mining Equipment Note”)

Schedule 9-	Form of a US$1,000,000 convertible promissory note in the (the “Shares Note”).

Schedule 10-	Bill of Sale and Assignments

Schedule 11-	List of Joint Venture Officers, Directors and Employees

Schedule 12 -	All Indebtedness of GST.